Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2004

- Predictive Medicine Revenues Increase to a Record $11.7 Million -

Salt Lake City, May 4, 2004, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported consolidated financial results for the third quarter of fiscal 2004 and the nine months ended March 31, 2004.

For the third fiscal quarter, ended March 31, 2004, predictive medicine product revenues increased to $11.7 million from $9.3 million in the same quarter of the prior year, an increase of 26%. Third quarter predictive medicine product revenues also demonstrated strong sequential quarterly growth of 12%, or $1.3 million, over the second quarter of fiscal 2004. The increased revenue resulted from continued growth in demand for our predictive medicine products, which is due in part to increased sales and marketing efforts and the recent publication of studies supporting the clinical utility of our products. The Company ended the quarter in strong financial condition with no debt and over $99 million in cash, cash equivalents and marketable investment securities.

Gross profit margins on predictive medicine product revenues continue to improve. For the third fiscal quarter of 2004, these profit margins rose to 68% compared with 64% gross profit margins one year ago, in the third quarter of fiscal year 2003. The Company believes that the profit margins for predictive medicine products are not only exceptional in the molecular diagnostic industry today but have the potential to increase further, eventually into the mid-70% range, resulting in margins comparable to those delivered by many pharmaceutical companies.

Myriad invests significant resources in the research and development of drugs that include those that may alter the course of Alzheimer’s disease, offer new options for AIDS patients and provide more effective treatments for cancer patients. The Company is committed to a period of resource investment with the potential for substantial reward upon achieving revenues from therapeutic products that treat these diseases in the future. In the interim, Myriad’s profitable and growing business in predictive medicine is important in offsetting a portion of the costs of drug development. This conservative but strong commitment to investment in drug development by Myriad resulted in a net loss for the third quarter of fiscal year 2004 of $10.7 million ($0.39 basic and diluted loss per share).

“Myriad’s third quarter results demonstrate continued strong revenue growth and improving profit margins in our predictive medicine business,” said Peter Meldrum, President and Chief Executive Officer for Myriad Genetics, Inc. “We have also achieved substantial progress in our drug development programs for the treatment of Alzheimer’s disease, cancer and AIDS.”

Myriad’s drug candidate for the treatment of Alzheimer’s disease, Flurizan™ (R-flurbiprofen) is being studied in a Phase II clinical trial in more than 200 patients with mild to moderate Alzheimer’s disease. The one-year study period of the Phase II trial is expected to be completed in the clinic during the first calendar quarter of 2005. The trial is designed to demonstrate the efficacy of Flurizan in the slowing as well as the potential reversal of cognitive decline in Alzheimer’s disease patients, by lowering the toxic peptide Abeta42, the primary culprit in Alzheimer’s disease and a major component of senile plaques in the brain. Myriad believes that Flurizan has the potential to become the first drug on the market for Alzheimer’s disease that can alter the underlying course of the disease.

Myriad also has an ongoing Phase II/III human clinical trial of R-flurbiprofen in prostate cancer. In addition, the Company has a pipeline of advanced pre-clinical compounds that it is moving towards human clinical testing. These include the drug candidates MPC-6827 for pancreatic cancer, MPI-176716 for ovarian cancer, MPC-49839 for the treatment of AIDS and MPC-4505 for chemotherapy-induced emesis (nausea and vomiting associated with cancer chemotherapy).

Highlights of the Third Quarter of Fiscal 2004

Myriad achieved significant progress on many fronts during the third quarter, including:

•	Expansion of our strategic alliance with Abbott Laboratories into pharmacogenetics,

•	Release of preclinical animal data on MPI-176716, the Company’s candidate drug for treatment of ovarian cancer,

•	Presentation of data on MPC-6827, at the American Association for Cancer Research, in successfully causing tumor remission in animal models of pancreatic cancer and other cancers,

•	Improvement of patient access to our predictive medicine products,

•	Addition of two new members to our Board of Directors, Dr. Dennis Langer, former Senior Vice President with Glaxo SmithKline in R&D Project and Portfolio Management and Dr. John Henderson, former Vice President of the Pfizer Pharmaceuticals Group.

Conference Call and Webcast

A conference call with Company management will be held today, Tuesday, May 4, 2004 at 10:00am Eastern time to discuss these results and recent events at the Company. Callers are requested to dial in between 9:45am and 10:00am, to (800) 795-1259. International callers may dial (785) 832-1508. An archived replay of the call will be available for 7 days by dialing (800) 934-3032. International callers dial (402) 220-1143. The conference call will also be audiocast over the Web at: www.myriad.com.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of promising therapeutic products that address large potential markets. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued quarterly growth of predictive medicine product revenue; growth in demand for the Company’s predictive medicine products; increased sales and marketing efforts; the strength of the Company’s gross profit margins on predictive medicine product revenues relative to others in the molecular diagnostic industry, the continued improvement in gross profit margins for predictive medicine product revenues and the potential to increase gross profit margins further into the mid-70% range; the Company’s level of investment, and commitment to a period of resource investment, in the research and development of drugs; the potential for substantial reward upon achieving revenues from therapeutic products; the importance and ability of the Company’s predictive medicine business to offset a portion of drug development costs; the expected completion of the Company’s Phase II clinical trial of Flurizan for Alzheimer’s disease during the first calendar quarter of 2005; Flurizan’s potential to become the first drug on the market for Alzheimer’s disease that can alter the underlying course of the disease; and the advancement towards human clinical testing of the Company’s pipeline of advanced pre-clinical compounds. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003. All information in this press release is as of May 4, 2004, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	Mar. 31, 2004	Mar. 31, 2003	Mar. 31, 2004	Mar. 31, 2003
REVENUES:

Predictive medicine revenue	$11,699	$9,314	$30,209	$25,329
Research revenue	1,909	6,432	9,761	$21,852
Related party research revenue	148	342	1,606	1,436

Total research revenue	2,057	6,774	11,367	23,288

Total revenues	13,756	16,088	41,576	48,617

COSTS AND EXPENSES:

Predictive medicine cost of revenue	3,709	3,361	9,916	9,277
Research and development expense	12,390	11,053	38,693	34,217
Selling, general and administrative expense	8,821	7,785	24,680	24,795

Total costs and expenses	24,920	22,199	73,289	68,289

Operating loss	(11,164)	(6,111)	(31,713)	(19,672)

Other income (expense):
Interest income	473	701	1,569	2,268
Other	(5)	1	(15)	35

Loss before taxes	(10,696)	(5,409)	(30,159)	(17,369)

Income taxes	—	125	—	375

Net loss	$(10,696)	$(5,534)	$(30,159)	$(17,744)

Basic and diluted loss per share	$(0.39)	$(0.20)	$(1.11)	$(0.70)

Basic and diluted weighted average shares outstanding	27,148	27,012	27,114	25,294

Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited) Mar. 31, 2004	Jun. 30, 2003
Cash, cash equivalents, and marketable investment securities	$99,083	$126,292
Trade receivables, net	14,816	12,917
Other receivables	932	9,391
Prepaid expenses	8,361	7,740
Equipment and leasehold improvements, net	17,649	18,682
Other assets	7,488	7,801

Total assets	$148,329	$182,823

Current liabilities	$13,151	$16,379
Deferred revenue	1,689	2,958
Stockholders’ equity	133,489	163,486

Total liabilities and stockholders’ equity	$148,329	$182,823